Exhibit 4.1

EXECUTION VERSION

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT (this “Amendment”), dated as of April 1, 2019, is among TXU ENERGY RETAIL COMPANY LLC, a Texas limited liability company (“TXU”), as Originator (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), TXU ENERGY RECEIVABLES COMPANY LLC, a Delaware limited liability company, as buyer (the “Company”), Dynegy Energy Services, LLC, as an Originator, Dynegy Energy Services (East), LLC, as an Originator, and as agreed to and acknowledged by CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a national banking association (“CACIB”), as Administrator (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrator”). Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Agreement (as defined below).

R E C I T A L S

WHEREAS, TXU, as Originator and the Company are parties to that certain Purchase and Sale Agreement, dated as of August 21, 2018 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Agreement”).

WHEREAS, concurrently herewith, the Company, the Servicer, the Performance Guarantor, the Purchasers and Purchaser Agents party thereto and the Administrator are entering into that certain Amendment No. 1 to the Receivables Purchase Agreement, dated as of the date hereof (the “RPA Amendment”).

WHEREAS, concurrently herewith and pursuant to those certain Joinder Agreements, dated as of the date hereof, Dynegy Energy Services, LLC and Dynegy Energy Services (East), LLC are becoming a party to the Sale Agreement, each as an additional Originator thereunder (the “Dynegy Joinders” together with the RPA Amendment, collectively, the “Related Agreements”).

WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A G R E E M E N T

SECTION 1. Amendments to the Agreement. The Agreement is hereby amended as reflected on Exhibit A attached hereto with the text marked in underline indicating additions to such Agreement and with the text marked in ~~strikethrough~~ indicating deletions to such Agreement.

SECTION 2. Conditions to Effectiveness.

This Amendment shall become effective as of the date hereof, provided that neither the Facility Termination Date nor a Termination Event or Unmatured Termination Event has occurred and subject to (i) the payment of all fees, costs and expenses due and payable to each Purchaser

Agent under the Fee Letter and (ii) the condition precedent that the Administrator shall have received each of the following, each duly executed and dated as of the date hereof (or such other date satisfactory to the Administrator), in form and substance satisfactory to the Administrator:

(a) counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;

(b) counterparts of each of the Related Agreements (whether by facsimile or otherwise) executed by each of the respective parties thereto;

(c) such other documents, agreements, certificates, opinions and instruments as the Administrator may reasonably request prior to delivery by Administrator of an executed counterpart of this Amendment.

SECTION 3. Representations and Warranties.

Each of the Seller and the Servicer, as applicable, hereby represents and warrants to each Purchaser, each Purchaser Agent and the Administrator as follows:

(a) Representations and Warranties. The representations and warranties contained in Article V of the Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b) Enforceability. The execution and delivery by each of the Seller and the Servicer of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement, as amended hereby, are within each of its organizational powers and have been duly authorized by all necessary action on each of its parts. This Amendment and the Agreement, as amended hereby, are each of the Seller’s and the Servicer’s valid and legally binding obligations, enforceable in accordance with its terms.

(c) No Default. Immediately after giving effect to this Amendment, the Related Agreements and the transactions contemplated hereby and thereby, no Termination Event or Unmatured Termination Event exists or shall exist and the Purchased Interest shall not exceed 100%.

SECTION 4. Effect of Amendment; Ratification. Except as specifically amended hereby, the Agreement is hereby ratified and confirmed in all respects, and all of its provisions shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “the Purchase and Sale Agreement”, “this Agreement”, “hereof”, “herein”, or words of similar effect, in each case referring to the Agreement, shall be deemed to be references to the Agreement as amended hereby. This Amendment shall not be deemed to expressly or impliedly waive, amend, or supplement any provision of the Agreement other than as specifically set forth herein.

SECTION 5. Counterparts. This Amendment may be executed in any number of counterparts (including in PDF or similar electronic format by facsimile or e-mail transmission), each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

SECTION 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO).

SECTION 7. Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

SECTION 8. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9. Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

TXU ENERGY RETAIL COMPANY LLC, as an Originator

By:	/s/ Kristopher E. Moldovan
Name:	Kristopher E. Moldovan
Title:	Senior Vice President and Treasurer

TXU ENERGY RECEIVABLES COMPANY LLC

By:	/s/ Kristopher E. Moldovan
Name:	Kristopher E. Moldovan
Title:	Senior Vice President and Treasurer

DYNEGY ENERGY SERVICES, LLC

By:	/s/ Kristopher E. Moldovan
Name:	Kristopher E. Moldovan
Title:	Senior Vice President and Treasurer

DYNEGY ENERGY SERVICES (EAST), LLC

By:	/s/ Kristopher E. Moldovan
Name:	Kristopher E. Moldovan
Title:	Senior Vice President and Treasurer

Signature Page to

Amendment to Purchase and Sale Agreement

ACKNOWLEDGED AND AGREED: CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrator

By:	/s/ Sam Pilcer
Name:	Sam Pilcer
Title:	Managing Director

By:	/s/ Leo Burrell
Name:	Leo Burrell
Title:	Managing Director

EXHIBIT A

~~EXECUTION VERSION~~CONFORMED COPY – NOT EXECUTED IN THIS FORM INCORPORATING AMENDMENT NO. 1, DATED AS OF APRIL 1, 2019

PURCHASE AND SALE AGREEMENT

dated as of August 21, 2018

among

THE ORIGINATORS FROM TIME TO TIME PARTIES HERETO,

as Originators

and

TXU ENERGY RECEIVABLES COMPANY LLC

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule I	List of Originators
Schedule II	State of Organization of Originators
Schedule III	Location of Books and Records of Originators
Schedule IV	Prior Names

EXHIBITS
Exhibit A	Form of Company Note
Exhibit B	Form of Joinder Agreement

This PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 21, 2018 is entered into among THE ORIGINATORS (as defined below) FROM TIME TO TIME PARTIES HERETO, and TXU ENERGY RECEIVABLES COMPANY LLC, a Delaware limited liability company (the “Company”).

BACKGROUND:

1. The Company is a special purpose limited liability company, all of the issued and outstanding membership interests of which are owned by TXU ENERGY RETAIL COMPANY LLC (“TXU”), an Originator;

2. The Originators generate Receivables in the ordinary course of their business;

The Originators wish to sell Receivables to the Company, and the Company is willing to purchase Receivables from the Originators, on the terms and subject to the conditions set forth herein;

3. TXU wishes to contribute Receivables to the Company, and the Company is willing to accept the contribution of Receivables from TXU, on the terms and subject to the conditions set forth herein;

4. Each Originator has determined that such sales and contributions to the Company are in the reasonable commercial and best interests of such Originator and its creditors and that the transactions contemplated by this Agreement represent a practicable and reasonable course of action to improve the financial position of such Originator; and

5. The Originators and the Company intend the transactions hereunder to be a true sale or absolute contribution, as applicable, of Receivables by the Originators to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originators and the Company do not intend the transactions hereunder to be a loan from the Company to the Originators (other than, if applicable, for income Tax purposes).

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I to the Receivables Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Company, as Seller, TXU, individually and as Servicer (the “Servicer”), the Conduit Purchasers described therein, the Committed Purchasers described therein, the Purchaser Agents described therein, Credit Agricole Corporate and Investment Bank, as Administrator, and Vistra Operations Company LLC, as Performance Guarantor. In addition, the following terms shall have the following meanings:

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, other than rights of setoff and offset arrangements; it being understood that any thereof in favor of, or assigned to, (a) the Purchasers, the Purchaser Agents or the Administrator (for the benefit of the Purchaser Groups) or (b) a depositary institution in respect of deposit accounts established with it, in each case, shall not constitute an Adverse Claim.

“Agreement” has the meaning specified in the first paragraph hereof.

“Article 9” has the meaning specified in Section 1.5 of this Agreement.

“Closing Date” means (i) with respect to TXU, August 21, 2018 and (ii) with respect to any other Originator, the day on which such Originator is added as an “Originator” hereunder pursuant to Section 4.3.

“Collections” means, with respect to any Sold Receivable: (a) all funds that are received (whether in the form of cash, wire transfer, check or otherwise) by an Originator, the Company or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest, Taxes, transmission charges (if any) and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Receivable and available to be applied thereon), and (b) all Deemed Collections.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Note” has the meaning specified in Section 3.1 of this Agreement.

“Deemed Collections” means any Collections deemed received from the applicable Originator equal to on any day (i) the portion of any Sold Receivable which is reduced or cancelled as a result of the events described in Section 1.4(e)(i) and (ii) of the Receivables Purchase Agreement and (ii) the aggregate Outstanding Balance of all Receivables as to which any of the representations or warranties in Section 5.12, 5.14 or 5.19 of this Agreement is not true.

“Excluded Retail Receivable” means any Purchased-by-Utility Receivable.

“Joinder Agreement” has the meaning specified in clause (a) of Section 4.3 of this Agreement.

“Originator” and “Originators” means each Person listed in Schedule I to this Agreement, as such Schedule may be revised from time to time in accordance with Section 4.3 of this Agreement.

“Payment Date” means, with respect to any Originator, (a) the Closing Date and (b) each Business Day thereafter.

“POR Receivable” means a payment obligation of a Utility to an Originator arising from the sale of a Purchased-by-Utility Receivable by such Originator to such Utility.

“Purchase and Sale Indemnified Party” has the meaning specified in Section 9.1 of this Agreement.

“Purchase and Sale Relevant Amounts” has the meaning specified in Section 9.1 of this Agreement.

“Purchase and Sale Termination Date” has the meaning specified in Section 1.4 of this Agreement.

“Purchase and Sale Termination Event” has the meaning specified in Section 8.1 of this Agreement.

“Purchase Facility” has the meaning specified in Section 1.1 of this Agreement.

“Purchase Price” has the meaning specified in Section 2.1 of this Agreement.

“~~Receivable” means any indebtedness and other obligations of any Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising from the non-wholesale sale of goods and/or the rendering of services by the applicable Originator to such Obligor, and includes the obligation of the Obligor thereon to pay any finance charges, fees and other charges with respect thereto, including, without limitation, with respect to any Unbilled Receivables, 100% of the amount to be or thereafter invoiced to the Obligor.~~ Purchased-by-Utility Program” means a “purchase of receivables” or similar program pursuant to which a Utility agrees to purchase Retail Receivables from an Originator.

“Purchased-by-Utility Receivable” means any Retail Receivable sold or contracted to be sold, by an Originator to a Utility pursuant to a Purchased-by-Utility Program.

“Receivable” means any (i) Retail Receivable other than any Excluded Retail Receivable or (ii) POR Receivable.

“Receivables Purchase Agreement” has the meaning specified in the first paragraph of this Definitions section.

“Related Rights” has the meaning specified in the last paragraph of Section 1.1 of this Agreement.

“Related Security” means, with respect to any Sold Receivable:

(a) all instruments and chattel paper that may evidence such Receivable~~,~~;

(b) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with any UCC financing statements or similar filings relating thereto~~, and~~;

(c) (i) with respect to a Retail Receivable, all of the applicable Originator’s rights, interests and claims under the Contract(s) with respect to such ~~Receivable, and~~Retail Receivable or (ii) with respect to a POR Receivable, all of the applicable Originator’s rights, interests and claims to receive payment from the applicable Utility under the Contract(s) with respect to such POR Receivable and, in each case, all guaranties, indemnities, insurance and other agreements (including the related Contract), supporting obligations (as defined in the UCC) or arrangements of whatever character from time to time, supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

(d) all proceeds of the foregoing.

“Retail Receivable” means any indebtedness and other obligations of any Obligor, whether constituting an account, chattel paper, instrument or general intangible, representing part or all of the sales price of the non-wholesale sale of goods and/or the rendering of services by any Originator to such Obligor, and includes the obligation of the Obligor thereon to pay any finance charges, fees and other charges with respect thereto, including, without limitation, with respect to any Unbilled Receivables, 100% of the amount to be or thereafter invoiced to the Obligor.

“Servicer” has the meaning specified in the first paragraph of this Definitions section.

“Sold Receivable” means, with respect to any Originator, a Receivable sold or contributed, or purported to be sold or contributed, hereunder to the Company by such Originator.

“TXU” has the meaning specified in paragraph 1 of the Background statements to this Agreement.

“Unmatured Purchase and Sale Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Purchase and Sale Termination Event.

“Utility” means an electric utility (or affiliated captive finance company).

ARTICLE I

AGREEMENT TO PURCHASE AND SELL; CONTRIBUTIONS OF RECEIVABLES

Section 1.1 Agreement To Purchase and Sell; Contributions of Receivables. On the terms and subject to the conditions set forth in this Agreement, each Originator hereby sells (or, in the case of TXU, contributes, sells or assigns) to the Company, and the Company hereby purchases or, in the case of contributions or assignments, accepts from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date, all of such Originator’s right, title and interest in and to:

(a) each Receivable generated by such Originator prior to the Purchase and Sale Termination Date, whether now existing or hereafter created by such Originator;

(b) all rights to, but not the obligations of, such Originator under all Related Security with respect to any of the foregoing Receivables;

(c) all monies due or to become due to such Originator with respect to any of the foregoing;

all books and records of such Originator to the extent related to any of the foregoing, together with all rights (but not obligations) of such Originator under the Contracts with respect to such Receivables to which such Originator is a party; and

(e) all Collections and other proceeds (as defined in the UCC) of any of the foregoing (including, without limitation, invoice price, finance charges, interest and all other charges) received by (or for the account of) such Originator in respect of any of the foregoing (including, without limitation, net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables);

All purchases, contributions and assignments hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of such Originator set forth in this Agreement and each other Transaction Document to which such Originator is a party. No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed. The Company’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (b) through (e) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

Section 1.2 Timing of Purchases and Contributions.

(a) Closing Date Purchases and Contributions. Each Originator’s entire right, title and interest in (i) each Receivable that existed and was owing to such Originator on the Closing Date for such Originator and (ii) all Related Rights with respect thereto automatically shall be deemed to have been sold or contributed, as applicable, by such Originator to the Company on the Closing Date.

(b) Subsequent Purchases and Contributions. After the Closing Date for any Originator, on each Business Day until the Purchase and Sale Termination Date, each Receivable and the Related Rights with respect thereto generated by such Originator shall be deemed to have been sold or contributed, as applicable, by such Originator to the Company immediately (and without further action) upon the creation of such Receivable.

Section 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to pay the applicable Purchase Price to the applicable Originator in accordance with Article III and to reflect all capital contributions in accordance with Section 3.2(b).

Section 1.4 Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” for each Originator shall be the earlier of (i) date the Purchase Facility is terminated with respect to such Originator pursuant to Section 8.2 or (ii) the Facility Termination Date (as such term is defined in the Receivables Purchase Agreement).

Section 1.5 Intention of the Parties. It is the express intent of each Originator and the Company that each conveyance by such Originator to the Company pursuant to this Agreement of any Receivables and Related Rights, including, without limitation, all Sold Receivables, if any, constituting “accounts,” “chattel paper,” “payment intangibles,” “instruments” or “general intangibles” (each as defined in the UCC), be construed as a valid and perfected sale or contribution, as the case may be, and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Company (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator. The parties acknowledge that an outright sale of receivables and interests in receivables is governed by Article 9 of the UCC (“Article 9”), notwithstanding that such a sale is not intended for security. The parties also acknowledge that, as a drafting convention under Article 9, terms used under Article 9 for secured transactions also apply to outright sales of receivables, including “debtor,” which applies to a seller of receivables, “secured party,” which applies to a buyer of receivables, and “security interest,” which applies to the buyer’s outright ownership interest. Thus, such terms, and other terms used in Article 9, will apply to this Agreement, and may be used in this Agreement or in connection with this Agreement and such use does not affect the nature of the outright sale or contribution hereunder of the Receivables by the Originators to the Company. Thus, under the Article 9 drafting convention, the outright sale or contribution of the Sold Receivables may be described as a transaction by which the Originators have granted to the Company a security interest in, among other things, the Sold Receivables. However, if, contrary to the mutual intent of the parties, any conveyance hereunder of Receivables and Related Rights is not construed to be both a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through any Originator, then, it is the intent of such Originator and the Company that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) such Originator shall be deemed to have granted to the Company as of the date of this Agreement, and such Originator hereby grants to the Company, a security interest in, to and under, all of such Originator’s right, title and interest in and to each Receivable generated by such Originator prior to the Purchase and Sale Termination Date and all Related Rights with respect thereto, whether now existing or hereafter created by such Originator to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Purchase Price of the Receivables originated by such Originator, together with all other obligations of such Originator hereunder.

ARTICLE II

CALCULATION OF PURCHASE PRICE

Section 2.1 Calculation of Purchase Price. The “Purchase Price” to be paid to each Originator for the Receivables that are purchased hereunder from such Originator shall be (i) determined in accordance with the following formula and (ii) subject to the reductions as provided in Sections 3.3(i):

PP	=	OB x [1 - FMVD]

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=	2.07% or such other percentage as agreed to between such Originator and the Company to reflect a fair market price for the Receivables.

ARTICLE III

PAYMENT OF PURCHASE PRICE; CONTRIBUTIONS OF RECEIVABLES

Section 3.1 Initial Purchase Price Payment; Initial Contribution of Receivables by TXU. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to (a) pay to such Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date for such Originator partially in cash (in an amount to be agreed between the Company and such Originator) and partially by the delivery of proceeds of a subordinated loan made by such Originator to the Company in an initial principal amount equal to the remaining Purchase Price, which loan shall be evidenced by a promissory note in the form of Exhibit A (each such promissory note issued to an Originator, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, being herein called a “Company Note”), or (b) with respect to Receivables originated by TXU, accept a contribution of Receivables to its capital (in an amount to be agreed between the Company and TXU) on the Closing Date for TXU

Section 3.2 Subsequent Purchase Price Payments; Subsequent Contributions of Receivables. (a) On each Payment Date subsequent to the Closing Date for each Originator, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay to each Originator the Purchase Price for the Receivables sold by such Originator hereunder on such Payment Date:

(a) FIRST, in cash to the extent the Company has cash available therefor and such payment is not prohibited under the Receivables Purchase Agreement; and

(b) SECOND, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under such Originator’s Company Note shall be automatically increased by an amount equal to such remaining Purchase Price, so long as the aggregate principal amount of all of the Company Notes does not cause the Company’s tangible net worth to be less than the greater of (i) $8,400,000 and (ii) the amount that is 2.4% of the Purchase Limit as of such date.

The total consideration paid by the Company to each Originator for each sale of Receivables by such Originator hereunder shall represent a reasonable arm’s length price for the Receivables so sold by such Originator and shall constitute reasonably equivalent value for the Receivables so sold by such Originator.

Each Originator shall make all appropriate record keeping entries with respect to the Company Notes payable to it to reflect the foregoing payments and reductions made pursuant to Section 3.3, and such Originator’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, the Company Note payable to such Originator at any time.

(b) As contemplated in Sections 1.1 and 1.2, TXU may (but shall have no obligation to), from time to time subsequent to the Closing Date for TXU, contribute Receivables to the capital of the Company. All such contributions shall be properly reflected by TXU and the Company in their respective books and records.

Section 3.3 Settlement as to Specific Receivables and Deemed Collections. If on any day there are unpaid Deemed Collections with respect to Sold Receivables, then such Deemed Collections shall be paid as follows:

(i) as long as no Termination Event exists under the Receivables Purchase Agreement and the Purchase and Sale Termination Date has not occurred, the amount of such Deemed Collections shall be paid, first, by means of a reduction of the Purchase Price payable by the Company to the applicable Originator on such day; second, if the amount of such Deemed Collections exceeds the Purchase Price payable to the applicable Originator, the remaining amount of Deemed Collections shall be paid by means of a reduction of the principal amount outstanding under the Company Note payable to such Originator (to the extent of any outstanding principal amount under the Company Note payable to such Originator); and, third, any remaining amount of Deemed Collections shall be paid by the applicable Originator to the Company, on the first Settlement Date after the event giving rise the applicable Deemed Collection, by deposit in immediately available funds of such remaining amount into a Collection Account or the Concentration Account; or

(ii) if a Termination Event exists under the Receivables Purchase Agreement or the Purchase and Sale Termination Date has occurred, all Deemed Collections shall be paid by the applicable Originator to the Company on the first Settlement Date after the event giving rise to the applicable Deemed Collection by deposit in immediately available funds of the amount of such Deemed Collections into a Collection Account or the Concentration Account.

Section 3.4 Reconveyance of Receivables. In the event that an Originator has paid to the Company the full Outstanding Balance of any Sold Receivable pursuant to Section 3.3, such Originator may elect to have the Company reconvey such Sold Receivable to such Originator. Any such reconveyance shall be without recourse and without representation or warranty except that such Sold Receivable is free and clear of all liens, security interests, charges, and encumbrances created by the Company. Once so reconveyed by the Company to such Originator, such Originator shall not thereafter sell or contribute such Receivable to the Company.

ARTICLE IV

CONDITIONS TO EFFECTIVENESS AND PURCHASES

Section 4.1 Conditions Precedent to Effectiveness. This Agreement shall become effective at such time as it is executed and delivered by the Originators and the Company.

Section 4.2 Certification as to Representations and Warranties. Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties contained in Article V are true and correct in all material respects or, if such representation or warranty is by its terms subject to a materiality qualification or a Vistra Group Material Adverse Effect qualification, such representation or warranty is true and correct in all respects, on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects or, if such representation or warranty is by its terms subject to a materiality qualification or a Vistra Group Material Adverse Effect qualification, such representation or warranty shall be true and correct in all respects, as of such earlier date).

Section 4.3 Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Company, the Administrator and each Purchaser Agent (each acting in its sole discretion); provided that no Person may be added as an Originator hereunder unless the following conditions are satisfied on or before the date of such addition:

(a) such proposed additional Originator shall have executed and delivered to the Company, the Administrator and each Purchaser Agent an agreement substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”);

(b) the Purchase and Sale Termination Date shall not have occurred; and

such proposed additional Originator shall have delivered to the Company, each Purchaser Agent and the Administrator (as the Company’s assignee) on or before the Closing Date for such Originator, the following, each (unless otherwise indicated) dated the Closing Date for such Originator, and each in form and substance reasonably satisfactory to the Company, each Purchaser Agent and the Administrator (as the Company’s assignee):

(i) A certified copy, dated as of the applicable Closing Date, of the resolutions of the appropriate governing body of such Originator authorizing the execution, delivery and performance by it of the Transaction Documents to which it is a party;

(ii) A good standing (or comparable) certificate with respect to such Originator issued by the Secretary of State (or a comparable official) of the jurisdiction of such Originator’s organization or formation, dated as of a date prior to, but reasonably near the applicable Closing Date;

(iii) A certificate of an appropriate officer, director or manager, as applicable, of such Originator dated as of the applicable Closing Date, certifying as to (i) the names and true signatures of its officers who are authorized to sign the Transaction Documents, (ii) the truth and correctness in all material respects of the representations and warranties in the Transaction Documents, and (iii) the absence of any Unmatured Purchase and Sale Termination Events or Purchase and Sale Termination Events;

(iv) A certified copy, dated as of the applicable Closing Date, of the certificate of incorporation or formation, by-laws, limited liability company agreement or other applicable organizational document of such Originator;

(v) Proper financing statements, suitable for filing under the UCC of all jurisdictions necessary in order to (i) perfect the interests of the Company contemplated by this Agreement and (ii) assign, of record, such interests to the Administrator (for the benefit of the Purchaser Groups);

(vi) Completed lien search reports, dated a date prior to, but reasonably near the applicable Closing Date, listing all financing statements filed in the jurisdiction in which such Originator is “located” (within the meaning of the UCC) that name such Originator as debtor, together with copies of such financing statements showing no Adverse Claims on any Sold Receivables (other than those with respect to which the Administrator and the Purchaser Agents are in receipt of satisfactory evidence of the release thereof);

(vii) Favorable opinions of counsel to such Originator, in form, substance and scope reasonably satisfactory to the Company, each Purchaser Agent and the Administrator (as the Company’s assignee) and generally consistent with those delivered on the Closing Date;

(viii) A Company Note in favor of such Originator, duly executed by the Company; and

(ix) Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Company’s, each Purchaser Agent’s and the Administrator’s reasonable satisfaction.

At the time any Person is added as an additional Originator pursuant to this Section 4.3, Schedule I to this Agreement shall be deemed to be automatically amended to reflect the addition of such Originator.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

Each Originator hereby makes the representations and warranties set forth in this Article V as of the Closing Date for such Originator and on each day on which such Originator sells or contributes Receivables hereunder.

Section 5.1 Existence. Such Originator is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, and it is duly qualified to do business and is in good standing as a foreign organization in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Vistra Group Material Adverse Effect.

Section 5.2 Power; Non-Contravention. The execution, delivery and performance by such Originator of this Agreement and the other Transaction Documents to which it is a party, including any use of the proceeds of any Purchase Price by it, (i) are within its powers; (ii) have been duly authorized by all necessary organizational action except where failure to obtain any such authorization would not result in a Vistra Group Material Adverse Effect; (iii) do not contravene or result in a default under or conflict with (A) its constitutional documents; (B) any law, rule or regulation applicable to it except where such contravention, default or conflict would not have a Vistra Group Material Adverse Effect; (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound except where such contravention, default or conflict would not have a Vistra Group Material Adverse Effect; or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property except where such contravention, default or conflict would not have a Vistra Group Material Adverse Effect; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties except under the Transaction Documents. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it.

Section 5.3 Governmental Authorization, Other Consents. No authorization, approval, consent, order or other action by, and no notice to or filing with, any Governmental Authority or other Person that has not been made or obtained is required for the due execution, delivery and performance by such Originator of this Agreement or any other Transaction Document to which it is a party, other than the filing of the Uniform Commercial Code financing statements and continuation statements and except where the failure to obtain such consent or authorization would not have a Material Adverse Effect.

Section 5.4 Binding Effect. Each of this Agreement and the other Transaction Documents to which such Originator is a party constitutes its legal, valid and binding obligation enforceable against such Originator in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 5.5 Accuracy of Information. No written information, exhibit, financial statement, document, book, record or report furnished by or on behalf of such Originator to the Company, any Purchaser Agent or the Administrator (as the Company’s assignee) in connection with this Agreement, in each case as modified or supplemented by other information so furnished, when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, such Originator represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; provided, further, that, with respect to pro forma financial information, such Originator represents only that such information was prepared in good faith and reflects, in all material respects, such pro forma financial information is in accordance with assumptions and requirements of GAAP for pro forma presentation and based upon such other assumptions that are believed to be reasonable at the time of preparation and, to the extent material, are disclosed as part of such pro forma financial information.

Section 5.6 Litigation. There is no pending or, to such Originator’s best knowledge, threatened action or proceeding affecting such Originator or any of its Subsidiaries before any Governmental Authority or arbitrator that would have a Vistra Group Material Adverse Effect.

Section 5.7 Unmatured Purchase and Sale Termination Event or Purchase and Sale Termination Event. No event has occurred and is continuing or would result from a sale or contribution of Receivables or the application of the proceeds therefrom, that constitutes an Unmatured Purchase and Sale Termination Event with respect to such Originator or a Purchase and Sale Termination Event with respect to such Originator.

Section 5.8 Records. Such Originator will account for each sale of ownership interests in the Sold Receivables hereunder in its books and financial statements as sales.

Section 5.9 Credit and Collection Guidelines. Such Originator has complied in all material respects with the applicable Credit and Collection Guidelines with regard to each Sold Receivable originated by such Originator and the related Contract.

Section 5.10 Investment Company Act. Such Originator is not a company required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.11 Margin Regulations. No proceeds of any Purchase Price received by such Originator will be used by such Originator for any purpose that violates Regulations T, U or X of the Federal Reserve Board.

Section 5.12 Nature of Receivables. Each Receivable sold or contributed hereunder by such Originator and included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is, on the date of such sale, contribution or calculation, an Eligible Receivable.

Section 5.13 No Violation. Such Originator is not in violation of any order of any court, arbitrator or Governmental Authority binding on such Originator if such violation would have a Vistra Group Material Adverse Effect.

Section 5.14 No Fraudulent Transfer. No sale or contribution by such Originator of any Sold Receivable constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency Laws or is otherwise void or voidable under such or similar Laws or principles or for any other reason.

Section 5.15 Location. Such Originator’s “location” (as defined in the UCC) is such jurisdiction listed on Schedule II or such other as notified to the Company and the Administrator (as the Company’s assignee) in accordance with this Agreement. The office where such Originator keeps its records concerning the Sold Receivables is at the address referred to in Schedule III or such other location as such Originator may notify the Company and the Administrator (as the Company’s assignee).

Section 5.16 Ordinary Course of Business. If (but only to the extent that) the conveyance of any property described herein is not characterized by a court or other governmental authority as a sale or absolute contribution, each remittance of Collections by such Originator to the Company hereunder will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Company and (ii) made in the ordinary course of business or financial affairs of such Originator and the Company.

Section 5.17 Solvency. On the Closing Date for such Originator (before and after giving effect to the sale and contribution of Receivables by such Originator on such Closing Date), such Originator has the ability to meet its debts as they become due.

Section 5.18 Names. Such Originator’s complete organizational name is set forth on Schedule I to this Agreement, and it does not use and has not during the last five years used any other organizational name, trade name, doing-business name or fictitious name, except as set forth on Schedule IV and except for names first used after the date of this Agreement and set forth in a notice delivered to the Company and the Administrator (as the Company’s assignee) pursuant to Section 6.1(m)(iv).

Section 5.19 Ownership; Perfection. Immediately prior to the sales and contributions to the Company contemplated by this Agreement, such Originator owns all right, title and interest in, to and under the Sold Receivables, Related Security and Collections to be sold or contributed by it hereunder, free and clear of any Adverse Claim (other than any Adverse Claim being released upon such sale or arising solely as a result of any action taken by the Company or a Purchaser, a Purchaser Agent or the Administrator as the Company’s assignee). This Agreement creates a security interest in favor of the Company in the Sold Receivables, Related Security and Collections and the Company has First Priority Interest in the Sold Receivables, Related Security and Collections. No effective financing statement covering any Sold Receivables or Related Security sold or contributed by such Originator is on file in any recording office, except those filed in favor of the Company pursuant to this Agreement and the Administrator (as the Company’s assignee) pursuant to the Receivables Purchase Agreement.

Section 5.20 Changes in Business. Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of such Originator that would have a Material Adverse Effect.

Section 5.21 Compliance with Laws; Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions.

Such Originator is in compliance with all laws, rules, regulations applicable to it except where such non-compliance could not reasonably be expected to have a Vistra Group Material Adverse Effect (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); provided, however, that where such compliance relates to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, such Originator and its Subsidiaries are in compliance in all material respects.

(a) Such Originator shall, and shall cause its subsidiaries to, maintain and enforce policies and procedures designed to promote and achieve compliance by such Originator and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(b) None of such Originator or any of its Subsidiaries, or, to such Originator’s knowledge, any of their respective directors, officers or any of their respective Affiliates, agents or employees (i) has conducted their respective businesses or taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to such Originator’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and

(c) None of such Originator or any of its Subsidiaries, or, to such Originator’s knowledge, any of their respective directors, officers or any of their respective Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to such Originator’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

Section 5.22 Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification for such Originator is true and correct in all respects.

ARTICLE VI

COVENANTS OF THE ORIGINATORS

Section 6.1 Covenants. Until the Final Termination Date, each Originator will, unless the Administrator and the Company shall otherwise consent in writing:

(a) Compliance with Laws. Comply with all applicable laws, rules, regulations and orders applicable to it (other than those specifically relating to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), except to the extent that the failure so to comply with such laws, rules and regulations would not have a Vistra Group Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. (i) Keep the office where it keeps its records concerning the Sold Receivables at the address of such Originator set forth in Schedule III of this Agreement or, following written notice of a proposed change to the Company and the Administrator (as the Company’s assignee), at any other locations in jurisdictions where all actions reasonably requested by the Company or the Administrator (as the Company’s assignee) to protect and perfect the ownership and security interest of the Company and the Administrator in the Sold Receivables and related items (including the other Pool Assets) have been taken and completed; and (ii) shall provide the Company and the Administrator (as the Company’s assignee) with at least 30 days’ prior written notice of any change in such Originator’s name, organizational structure or jurisdiction of organization and prior to the effectiveness of any such change such Originator shall take all such actions reasonably requested by the Company or the Administrator (as the Company’s assignee) to protect and perfect the interest of the Company and the Administrator (as the Company’s assignee) in the Sold Receivables and related items (including the other Related Rights); each notice to the Company and the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof. Such Originator shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing all Receivables sold or contributed by it and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information necessary for the collection of such Sold Receivables (including records adequate to permit the daily identification of each Sold Receivable and all Collections of and adjustments to each existing Sold Receivable).

(c) Sanctions, Anti-Corruption and AML Laws.

(i) Continue, maintain and enforce, and cause its Subsidiaries to continue to maintain and enforce, policies and procedures designed to promote and achieve compliance by such Originator and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(ii) not, and cause its Subsidiaries to not, directly or indirectly, (A) use any part of the proceeds of the sale of Sold Receivables hereunder, or otherwise make available such proceeds to any Person in any manner that would constitute or give rise to a violation of Sanctions by any party hereto or (B) fund all or part of any repayment or reimbursement of the obligations hereunder out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction; and

(iii) not, directly or indirectly, use any part of the proceeds of the sale of Sold Receivables hereunder for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Laws.

(d) Change in Business or Credit and Collection Guidelines. Not (i) make any material change in the character of its business which change would impair the collectability of any Sold Receivable or (ii) make any change in the Credit and Collection Guidelines that would materially and adversely affect the collectability of the Sold Receivables, the credit quality of the Sold Receivables or the enforceability of any Contract. Such Originator shall not make any other material change in any Credit and Collection Guidelines without giving prior written notice thereof to the Company and the Administrator (as the Company’s assignee).

(e) Deposits to Collection Accounts. Such Originator hereby directs the Servicer to, or to cause each Payment Processor to, instruct, all Obligors to make payments of all Sold Receivables to one or more Collection Accounts or Lock-Boxes or Payment Processors. Such Originator hereby directs the Servicer to instruct all Payment Processors to remit all payments of all Sold Receivables to one or more Collection Accounts or Lock-Boxes. If the Servicer fails to, or fails to cause each Payment Processor to, so instruct an Obligor, or if an Obligor or a Payment Processor fails to so deliver payments to a Collection Account or Lock-Box, such Originator will use all reasonable efforts to, or to cause each Payment Processor to, cause such Obligor or Payment Processor to deliver subsequent payments on Sold Receivables to a Collection Account or Lock-Box and (ii) deposit, or cause to be deposited, any Collections received by it, into a Collection Account subject to a Lock-Box Agreement not later than two Business Days after receipt thereof. Such Originator shall only consent to the addition of a Payment Processor to those listed on Schedule III to the Receivables Purchase Agreement if the Administrator has received prior written notice of such addition. Notwithstanding the foregoing requirements of this Section 6.1(e), until May 31, 2019, Collections on Receivables originated by Dynegy Energy Services, LLC may be received into the Dynegy Account but only so long as all available Collections in such accounts are swept on a daily basis to the Concentration Account.

(f) Audits. From time to time during regular business hours as reasonably requested in advance by the Company, any Purchaser Agent or the Administrator (as assignee of the Company), permit the Company, such Purchaser Agent and the Administrator (as assignee of the Company), or their respective agents or representatives (x) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in such Originator’s possession or under its control relating to Sold Receivables and the Related Security, including the related Contracts; and (y) to visit such Originator’s offices and properties for the purpose of examining such materials described in clause (x) above, and to discuss matters relating to Sold Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees, agents or contractors having knowledge of such matters; provided that unless a Termination Event or a Purchase and Sale Termination Event with respect to such Originator has occurred and is continuing, no more than one such audit will occur per calendar year.

(g) Ownership Interest, Etc. Take all action necessary or desirable to establish and maintain a First Priority Interest in the Sold Receivables, the Related Security and Collections with respect thereto in favor of the Company and the Administrator (as the Company’s assignee).

(h) Performance and Compliance with Receivables and Contracts. Perform its obligations under the Contracts related to the Sold Receivables to the same extent as if such Receivables had not been sold or contributed by it hereunder.

(i) Taxes. File all material Tax returns and reports required by law to be filed by it and promptly pay all Taxes and governmental charges at any time owing, except when failure to do so would not reasonably be expected to have a Vistra Group Material Adverse Effect or such Taxes are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with relevant GAAP shall have been set aside on its books. Such Originator will pay when due, or at the option of the Administrator (as assignee of the Company) timely reimburse it for the payment of, any Direct Taxes payable in connection with the Sold Receivables, exclusive of (i) any Taxes imposed on any Purchaser and (ii) any Direct Taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with relevant GAAP shall have been set aside on its books.

(j) Marking of Records. At its expense, mark its master data processing records relating to Sold Receivables and related Contracts, including with a legend evidencing that the ownership interest related to the Sold Receivables and related Contracts have been sold in accordance with this Agreement.

(k) [Reserved].

Separate Existence. Take all steps specifically required by this Agreement to continue the Company’s identity as a separate legal entity and to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator agrees to take such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Sidley Austin LLP, as counsel for the Company, in connection with the closing of the transactions contemplated in the Transaction Documents (or in any similar opinion rendered in connection with the addition of such Person as an Originator) and relating to true sale and substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(l) Reporting Requirements. Provide to the Company, each Purchaser Agent and the Administrator (as the Company’s assignee):

(i) Purchase and Sale Termination Events. As soon as possible and in any event within five Business Days after becoming aware of the occurrence of any Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event, a statement of a financial officer of such Originator setting forth details of such Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event and the actions taken and proposed to be taken with respect thereto;

(ii) EU Regulation Compliance. Such other information (including nonfinancial information) as any Purchaser, the Administrator or any Purchaser Agent may from time to time reasonably request in order to assist such persons (or any related Program Support Provider) in complying with the requirements of Article 409 of Regulation (EU) No. 575/2013 of the European Parliament as may be applicable to such Purchaser, the Administrator or such Purchaser Agent (or Program Support Provider). In particular, such persons shall be provided with all materially relevant data on the credit quality and performance of the Sold Receivables, cash flows and collateral supporting the Sold Receivables, and such information that is necessary to conduct comprehensive and well informed stress tests on the cash flows and collateral values supporting the Sold Receivables;

(iii) ERISA Event. Promptly and in any event within five Business Days after obtaining knowledge of the occurrence or existence of any ERISA Event which, either individually or in the aggregate, could reasonably be expected to have a Vistra Group Material Adverse Effect, notice of such ERISA Event setting forth the details of such ERISA Event and the action that it proposes to take with respect thereto;

(iv) Name Changes; Etc. At least 30 days before any change in its name, a notice setting forth such change and the effective date thereof;

(v) Adverse Claims. Promptly, notice in writing of (A) any Adverse Claim upon the Sold Receivables or Collections with respect thereto, (B) any Person other than the Company, the Servicer or the Administrator obtaining any rights or directing any action with respect to any Collection Account, Lock-Box or Payment Processor or (C) any Obligor receiving any change in payment instructions with respect to Sold Receivable(s) from a Person other than the Company, the Servicer or the Administrator;

(vi) Litigation. Promptly after obtaining knowledge thereof, notice of any (A) litigation or proceeding that may exist at any time between such Originator or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Vistra Group Material Adverse Effect; (B) litigation or proceeding adversely affecting such Originator or any of its Subsidiaries in which the amount involved would have a Vistra Group Material Adverse Effect or in which injunctive or similar relief is sought that would have a Vistra Group Material Adverse Effect; or (C) litigation or proceeding relating to any Transaction Document; and

(vii) Other Information. Promptly, such other information respecting the Sold Receivables or the condition or operations, financial or otherwise, of such Originator as the Company, any Purchaser Agent or the Administrator (as the Company’s designee) may from time to time reasonably request.

(m) Sales, Liens, etc. Except as otherwise provided in the Transaction Documents, not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, (i) any Sold Receivable or Related Rights with respect thereto or (ii) in the case of TXU, its membership interests in the Company or assign any right to receive income in respect thereof.

(n) Extension or Amendment of Receivables. Except as otherwise permitted in the Receivables Purchase Agreement (including in accordance with the applicable Credit and Collection Guidelines), not extend the maturity or adjust the Outstanding Balance downward or otherwise modify the payment terms of any Sold Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payments under such Contract).

(o) Notice of Change in Beneficial Ownership. Promptly notify the Company, the Administrator and each Purchaser Agent of any change in the information provided in the Beneficial Ownership Certification for such Originator that would result in a change to the list of beneficial owners identified therein.

(p) Certain Agreements. Without the prior written consent of the Administrator or except as otherwise permitted under the relevant Transaction Document, such Originator will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party.

(q) Merger, Acquisitions, Sales, etc. Such Originator will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer (in one transaction or in a series of transactions) all or substantially all of its assets to any other Person; provided, that (x) any Person may consolidate or merge with or into such Originator in a transaction in which such Originator is the surviving Person, and (y) if at the time thereof and immediately after giving effect thereto no Termination Event or Unmatured Termination Event shall have occurred and be continuing, any Person may consolidate or merge with or into such Originator, and such Originator may consolidate or merge with or into any Person, as long as (A) the surviving entity, if other than such Originator, assumes each of the obligations of such Originator under this Agreement and the other Transaction Documents pursuant to an agreement executed and delivered to the Administrator (as the Company’s assignee) in a form reasonably satisfactory to the Administrator (as the Company’s assignee) and (B) if the surviving entity is not such Originator, the Performance Guarantor expressly ratifies in writing all of its obligations under the Receivables Purchase Agreement (including the Performance Guaranty), after giving effect to such consolidation or merger.

(r) Further Assurances. Such Originator hereby authorizes the Company and the Administrator (as the Company’s assignee) and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or reasonably desirable, or that the Company, the Administrator or any Purchaser Agent may reasonably request, to perfect, protect or more fully evidence the purchases made under this Agreement and/ or security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Company, the Administrator, for the benefit of each Purchaser Group, any Purchaser Agent or the Purchasers to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, such Originator hereby authorizes, and will, upon the request of the Company, the Administrator or any Purchaser Agent, at such Originator’s own expense, execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Company, the Administrator or any Purchaser Agent may reasonably request, to perfect, protect or evidence any of the foregoing. Such Originator authorizes the Company or the Administrator (as the Company’s assignee) to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Sold Receivables and the Related Security, the related Contracts and the Collections with respect thereto and the other collateral subject to a lien under any Transaction Document without the signature of such Originator. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by Law.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES

Section 7.1 Rights of the Company. Each Originator hereby authorizes the Company and the Servicer to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, if a Purchase and Sale Termination Event exists, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

Section 7.2 Responsibilities of the Originators. Anything herein to the contrary notwithstanding:

Collection Procedures. Each Originator agrees to (i) direct, or cause each Payment Processor to direct, its respective Obligors to make payments of Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder to one or more Collection Accounts or Lock-Boxes or Payment Processors and (ii) direct each Payment Processor to remit all payments of Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder to one or more Collection Accounts or Lock-Boxes. Each Originator further agrees to transfer any

Collections of Sold Receivables that it receives directly to a Collection Account or the Concentration Account within two (2) Business Days of receipt thereof, and agrees that all such Collections shall be deemed to be received in trust for the Company and the Administrator (as the Company’s assignee). Notwithstanding the foregoing requirements of this Section 7.2(a), until May 31, 2019, Collections on Receivables originated by Dynegy Energy Services, LLC may be received into the Dynegy Account but only so long as all available Collections in such accounts are swept on a daily basis to the Concentration Account.

(a) Each Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(b) The Company shall have no obligation or liability to any Obligor or any other Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company be obligated to perform any of the obligations of any Originator thereunder.

(c) Each Originator hereby grants to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Purchase and Sale Termination Event or a Termination Event to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Company (whether or not from such Originator) in connection with any Receivable or Related Rights sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder. Each Originator hereby acknowledges and consents to the powers of attorney granted by the Company and the Servicer to the Administrator pursuant to Section 4.4(b) of the Receivables Purchase Agreement.

Section 7.3 Further Action Evidencing Purchases. Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Company, the Servicer or the Administrator (as the Company’s assignee) may reasonably request in order to perfect, protect or more fully evidence the Sold Receivables and Related Rights purchased by or contributed to the Company hereunder, or to enable the Company or the Administrator (as the Company’s assignee) to exercise or enforce any of its rights hereunder. Without limiting the generality of the foregoing, upon the request of the Company or the Administrator (as the Company’s assignee), such Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect, protect or evidence any of the foregoing.

Each Originator hereby authorizes the Company or its designee or assignee (including, without limitation, the Administrator) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of such Originator, relative to all or any of the Receivables and Related Rights sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder, whether now existing or hereafter generated by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee or assignee (including, without limitation, the Administrator) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company or its designee or assignee (including, without limitation, the Servicer and the Administrator) incurred in connection therewith shall be payable by such Originator.

Section 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrator) or the Administrator, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

ARTICLE VIII

PURCHASE AND SALE TERMINATION EVENTS

Section 8.1 Purchase and Sale Termination Events. As used in this Agreement, “Purchase and Sale Termination Event” means with respect to an Originator, the occurrence of any Termination Event (as such term is defined in the Receivables Purchase Agreement) under clause (g) of the definition thereof, related to such Originator.

Section 8.2 Termination; Remedies.

(a) Termination. Upon the occurrence of a Purchase and Sale Termination Event, the Company shall have the option, by notice to the affected Originator (with a copy to the Administrator), to declare the Purchase Facility, as it relates to the affected Originator, terminated.

(b) Remedies Cumulative. Upon any termination of the Purchase Facility as it relates to any Originator pursuant to Section 8.2(a), the Company shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnities by the Originators. Without limiting any other rights which the Company may have hereunder or under applicable law, each Originator, severally and for itself alone, hereby agrees to indemnify and hold harmless the Company and each of its Affiliates, agents, employees, officers, and directors (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all claims, damages, expenses, costs, losses and liabilities, including Attorney Costs (all of the foregoing being collectively called “Purchase and Sale Relevant Amounts”) arising out of or resulting from the failure of such Originator to perform its obligations under this Agreement, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the acquisition of the Sold Receivables by the Company, excluding, Purchase and Sale

Relevant Amounts to the extent, (a) such Purchase and Sale Relevant Amounts are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud, gross negligence or willful misconduct of such Purchase and Sale Indemnified Party, (b) due to the credit risk of an Obligor and for which reimbursement would constitute recourse to any Originator for uncollectible Receivables or (c) such Purchase and Sale Relevant Amounts are in respect of Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim; provided, that nothing contained in this sentence shall limit the liability of such Originator or limit the recourse of any Purchase and Sale Indemnified Party to such Originator for any amounts otherwise specifically provided to be paid by such Originator hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, each Originator, severally for itself alone, shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Relevant Amounts relating to or resulting from:

(a) the failure of any representation or warranty made or deemed made by such Originator (or any of its officers, employees or agents) under or in connection with this Agreement or any other Transaction Document to have been true and correct as of the date made or deemed made;

(b) the failure by such Originator to comply with any applicable law, rule or regulation with respect to any Sold Receivable generated by such Originator or the related Contract or the failure of any Sold Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(c) the failure by such Originator to vest in the Company a First Priority Interest in the Sold Receivables generated by such Originator;

(d) any commingling of Collections with other funds;

any dispute, claim, offset or defense (other than discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Sold Receivable generated by such Originator (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or services related to any such Sold Receivable or the furnishing of or failure to furnish such goods or services or relating to collection activities with respect to such Sold Receivable or any Contract related thereto (if such collection activities were performed by such Originator or any of its Affiliates or by any agent or independent contractor retained by such Originator or its Affiliates);

(f) any failure of such Originator to perform its duties and obligations in accordance with the provisions of this Agreement, any Contract or any other Transaction Document to which it is a party or under the Contracts;

(g) any products liability, environmental or other claim by an Obligor or other third party arising out of the goods or services which are the subject of any Sold Receivable generated by such Originator or the related Contract;

(h) the use of any Purchase Price paid to such Originator;

the failure of such Originator to pay when due any Taxes, energy surcharges or other governmental charges payable by it in connection with the Sold Receivables generated by it or this Agreement;

(i) any investigation, litigation or proceeding relating to this Agreement, any of the other Transaction Documents or the ownership of the Sold Receivables generated by such Originator;

(j) any action taken by such Originator (or any of its Affiliates) in the enforcement or collection of any Sold Receivable generated by such Originator;

(k) the failure or delay by such Originator in providing any Obligor with an invoice or other evidence of indebtedness; or

(l) the failure of the sale and pledge of any Pool Receivable under the Transaction Documents to comply with the notice requirements of FACA or any analogous State or local Laws.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendments, etc.

The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company, the Originators and the Administrator (as the Company’s assignee).

(a) No failure or delay on the part of the Company, the Servicer, any Originator or any assignee of any of the foregoing in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on the Company, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(b) This Agreement and the other Transaction Documents embody the entire agreement and understanding among the parties hereto and supersede all prior or contemporaneous agreements and understandings, verbal or written, relating to the subject matter hereof and thereof.

Section 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communications) and shall be personally delivered or sent by facsimile or email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrator at its address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective when received.

Section 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Company and each Originator and their respective successors and permitted assigns. No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Company and, unless the Final Termination Date has occurred, the Administrator except as otherwise herein specifically provided. Notwithstanding the foregoing, each Originator may pledge its respective Company Note. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX, Sections 10.6, 10.12 and 10.13 and this Section 10.4 shall be continuing and shall survive any termination of this Agreement.

Section 10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO)).

Section 10.6 Costs, Expenses and Taxes. In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, agrees to pay on demand (which demand shall be accompanied by documentation thereof in reasonable detail):

(a) to the Company all reasonable and documented costs and expenses incurred by such Person in connection with the enforcement of this Agreement; and

(b) all stamp and other Taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such Taxes and fees.

Section 10.7 SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WITH RESPECT TO CONTRACT CLAIMS. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A JUDGE WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 10.9 Captions and Cross References; Incorporation by Reference. The various captions and headings of this Agreement, including any Exhibit, Schedule or Annex hereto, are included for convenience or reference only and shall not affect the interpretation hereof or thereof. The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

Section 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or e-mail transmission), each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 10.11 Acknowledgment and Agreement. By execution below, each Originator expressly acknowledges and agrees that (i) the Company shall, pursuant to the Receivables Purchase Agreement, sell and assign undivided interests in the Sold Receivables to the Administrator (on behalf of the Purchaser Groups) and (ii) all of the Company’s right, title, and interest in, to, and under this Agreement (but not its obligations), shall be assigned by the Company to the Administrator (on behalf of the Purchaser Groups) pursuant to the Receivables Purchase Agreement, and each Originator consents to the foregoing. Each Originator further expressly acknowledges and agrees that, following the occurrence of a Termination Event, the Administrator (on behalf of the Purchaser Groups) shall have the right to enforce directly all rights hereunder of the Company and all obligations hereunder of each Originator (but without the assumption of any obligations or liabilities hereunder).

Section 10.12 No Proceeding. Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Company any Insolvency Proceeding so long as any obligations of the Company pursuant to the Receivables Purchase Agreement or any other Transaction Document remains outstanding and until one year plus one day following the day on which such obligations are paid in full. Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, pay any amount in respect of any Company Note or otherwise to such Originator pursuant to this Agreement unless the Company has received funds which may, subject to Section 1.4 of the Receivables Purchase Agreement, be used to make such payment. Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Company for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied. The agreements in this Section 10.12 shall survive any termination of this Agreement.

Section 10.13 Limited Recourse. Except as explicitly set forth herein, the obligations of the Company under this Agreement or any other Transaction Document to which it is a party are solely the obligations of the Company. No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Company. The agreements in this Section 10.13 shall survive any termination of this Agreement.

Section 10.14 Treatment as Sales; Tax Treatment. Except for U.S. federal income Tax purposes, the parties hereto will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than as the sale and/or absolute contribution of Receivables. The parties agree that the transactions contemplated under this Agreement shall be treated as the issuance of indebtedness for U.S. federal income Tax purposes and agree not to take any Tax position inconsistent with such Tax treatment and shall not report the transactions arising under this Agreement in any manner other than the issuance of indebtedness on all applicable Tax returns unless otherwise required by applicable Law.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TXU ENERGY RETAIL COMPANY LLC, as an Originator

By:
Name:
Title:

Address: 6555 Sierra Drive Irving, TX 75039 Attention: Kristopher E. Moldovan Telephone: Facsimile: Email:

TXU ENERGY RECEIVABLES COMPANY LLC

By:
Name:
Title:

Address: 6555 Sierra Drive Irving, TX 75039 Attention: Kristopher E. Moldovan Telephone: Facsimile: Email:

[Signature Page to Purchase and Sale Agreement (Vistra)]

Schedule I

LIST OF ORIGINATORS

TXU ENERGY RETAIL COMPANY LLC

DYNEGY ENERGY SERVICES, LLC

DYNEGY ENERGY SERVICES (EAST), LLC

Schedule I

Schedule II

STATE OF ORGANIZATION OF ORIGINATORS

ORIGINATOR	STATE OF ORGANIZATION

TXU ENERGY RETAIL COMPANY LLC	Texas

DYNEGY ENERGY SERVICES, LLC	Delaware

DYNEGY ENERGY SERVICES (EAST), LLC	Delaware

Schedule II

Schedule III

LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

ORIGINATOR	LOCATION OF BOOKS AND RECORDS

TXU ENERGY RETAIL COMPANY LLC	6555 Sierra Drive

Irving, TX 75039

DYNEGY ENERGY SERVICES, LLC	6555 Sierra Drive

Irving, TX 75039

DYNEGY ENERGY SERVICES (EAST), LLC	6555 Sierra Drive

Irving, TX 75039

Schedule III-1

Schedule IV

PRIOR NAMES; TRADE NAMES; DBA NAMES

LEGAL NAME

TXU ENERGY RETAIL COMPANY LLC

DYNEGY ENERGY SERVICES, LLC

DYNEGY ENERGY SERVICES (EAST), LLC

PRIOR NAMES (DATE OF NAME CHANGE)

TXU ENERGY RETAIL COMPANY LLC: NONE.

DYNEGY ENERGY SERVICES, LLC: NONE.

DYNEGY ENERGY SERVICES (EAST), LLC: DUKE ENERGY RETAILS SALES, LLC

TRADE NAMES OR DBA NAMES

TXU ENERGY RETAIL COMPANY LLC: TXU, TXU ENERGY, TXU ENERGY RETAIL, TXUE

DYNEGY ENERGY SERVICES, LLC: BETTERBUY ENERGY; DYNEGY; HONOR ENERGY; TRUE FIT ENERGY; BRIGHTEN ENERGY

DYNEGY ENERGY SERVICES (EAST), LLC: BETTERBUY ENERGY; DYNEGY; HONOR ENERGY; TRUE FIT ENERGY; BRIGHTEN ENERGY; DYNEGY ENERGY SERVICES

Schedule IV-1

Exhibit A

FORM OF COMPANY NOTE

New York, New York

FOR VALUE RECEIVED, the undersigned, TXU ENERGY RECEIVABLES COMPANY LLC, a Delaware limited liability company (the “Company”), promises to pay to [    ], a [    ] (the “Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Company from the Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of the Originator.

1. Purchase and Sale Agreement. This Company Note is a Company Note described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement dated as of August 21, 2018 (as the same may be amended, supplemented, restated or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), between the Company and the Originators named therein. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and the Originator.

2. Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in (or by reference in) the Purchase and Sale Agreement. In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” means a Termination Event described in clause (g) of Exhibit V to the Receivables Purchase Agreement with respect to the Company.

“Eurodollar Rate” means, with respect to the period commencing on the date hereof and ending one month thereafter and each successive one month period thereafter (each, an “Interest Period”), an interest rate per annum determined on the basis of the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits in United States dollars for one month period as it appears on the relevant display page on the Bloomberg Professional Service (or any successor or substitute page or service providing quotations of interest rates applicable to United States dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by the Originator from time to time), at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the first day of such Interest Period. Notwithstanding the foregoing, if the Eurodollar Rate is below zero, the rate will be deemed to be zero.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

Exhibit A- 1

“Final Maturity Date” means the date immediately following the date that falls one year and one day after the Final Termination Date.

“Interest Period” has the meaning set forth in the definition of “Eurodollar Rate”.

“Senior Interests” means, collectively, (i) all accrued Discount, (ii) the fees referred to in Section 1.5 of the Receivables Purchase Agreement, (iii) all amounts payable pursuant to Sections 1.7, 3.1, 3.2, 3.3 or 7.4 of the Receivables Purchase Agreement, (iv) the Capital and (v) all other obligations of the Company, the Servicer and the Performance Guarantor that are due and payable, to (a) each Purchaser, each Purchaser Agent, the Administrator and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and/or (b) any Indemnified Party or Affected Person arising in connection with the Receivables Purchase Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

“Senior Interest Holders” means, collectively, each Purchaser, each Purchaser Agent, the Administrator and the Indemnified Parties and Affected Persons.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3. Interest. Subject to the Subordination Provisions, the Company promises to pay interest on this Company Note as follows:

(a) Prior to the Final Maturity Date, the principal amount of this Company Note from time to time outstanding during any Interest Period shall bear interest at a rate per annum equal to the Eurodollar Rate for such Interest Period plus 1.75%, as determined by the Originator; and

(b) From (and including) the Final Maturity Date to (but excluding) the date on which the entire principal amount of this Company Note is fully paid, the principal amount of this Company Note from time to time outstanding shall bear interest at a rate per annum equal to the Federal Funds Rate plus 2.25%.

4. Interest Payment Dates. Subject to the Subordination Provisions, the Company shall pay accrued interest on this Company Note on each Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Settlement Date at the time of such principal payment.

5. Basis of Computation. Interest accrued hereunder that is computed by reference to the Eurodollar Rate shall be computed for the actual number of days elapsed on the basis of a 360-day year, and interest accrued hereunder that is computed by reference to the rate described in paragraph 3(b) of this Company Note shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as applicable.

Exhibit A- 2

6. Principal Payment Dates. Subject to the Subordination Provisions, payments of the principal amount of this Company Note shall be made as follows:

(a) The principal amount of this Company Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Purchase and Sale Agreement; and

(b) The entire principal amount of this Company Note shall be paid on the Final Maturity Date.

Subject to the Subordination Provisions, the principal amount of and accrued interest on this Company Note may be prepaid by, and in the sole discretion of the Company, on any Business Day without premium or penalty.

7. Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful currency of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.

8. Enforcement Expenses. In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions and to any limitation imposed by applicable law, the Company agrees to pay all reasonable and documented expenses, including reasonable attorneys’ fees and legal expenses, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.

9. Subordination Provisions. The Company covenants and agrees, and the Originator and any other holder of this Company Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Company Note, likewise covenants and agrees that:

(a) No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Company Note except to the extent such payment or other distribution is permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement;

(b) In the event of the occurrence of Bankruptcy Proceedings, the Senior Interests shall first be paid and performed in full and in cash before the Holder shall be entitled to receive and to retain any payment or distribution in respect of this Company Note;

(c) In the event that the Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever, in respect of this Company Note, other than as expressly permitted by the terms of this Company Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall promptly be turned over by the Holder to the Administrator (for the benefit of the Senior Interest Holders);

Exhibit A- 3

(d) Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Company Note, prior to the occurrence of the Final Termination Date, the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. Upon the occurrence of the Final Termination Date, the Holder will be subrogated to the then existing rights of the Senior Interest Holders, if any;

(e) These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders, on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Company Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and the Holder, the Company’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Company Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Company (other than the Senior Interest Holders);

(f) The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, cancel, waive, forgive, or commence legal proceedings to enforce or collect this Company Note;

(g) [Reserved];

(h) If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i) Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions or otherwise affecting these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, restate, or otherwise modify any Transaction Document (on the terms set forth in such Transaction Document); and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

Exhibit A- 4

(j) The Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k) Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(1) These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrator may proceed to enforce such provisions on behalf of each of such Persons.

10. No Waiver; No Petition. (a) No failure or delay on the part of the Originator in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. No amendment, modification or waiver of, or consent with respect to, any provision of this Company Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and the Holder and (ii) the Administrator shall have consented thereto in writing.

(b) The Holder hereby agrees that it will not (i) institute against, join any other Person in instituting against or take any action, direct or indirect, in furtherance or contemplation of instituting against, the Company any bankruptcy, insolvency, winding up, dissolution, receivership, conservatorship or other similar proceeding or action or (ii) exercise any right of set-off or recoupment, or assert any counterclaim, against the Company in each case so long as there shall not have elapsed one year and one day since the Final Termination Date has occurred.

11. Maximum Interest. Notwithstanding anything in this Company Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise by payable under this Company Note would exceed the Highest Lawful Rate, or if the holder of this Company Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the

Exhibit A- 5

Company under this Company Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Company under this Company Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Company Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12. Governing Law. THIS COMPANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO)).

13. Captions. Paragraph captions used in this Company Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Company Note.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit A- 6

IN WITNESS WHEREOF, the Company has caused this Company Note to be executed as of the date first written above.

TXU ENERGY RECEIVABLES COMPANY LLC

By:

Name:
Title:

Exhibit A- 7

Exhibit B

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of             , 20            (this “Agreement”) is executed by             , a             organized under the laws of             (the “Additional Originator”).

BACKGROUND:

A. TXU Energy Receivables Company LLC, a Delaware limited liability company (the “Company”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Sale Agreement, dated as of August 21, 2018 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”).

B. The Additional Originator desires to become an Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.

Now, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:

Section 1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in (or by reference in) the Purchase and Sale Agreement.

Section 2. Transaction Documents. The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement. From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents.

Section 3. Representations and Warranties. The Additional Originator hereby makes all of the representations and warranties set forth in Article V of the Purchase and Sale Agreement applicable to it as of the date hereof, as if such representations and warranties were fully set forth herein. The Additional Originator hereby represents and warrants that its location (as defined in the UCC) is [    ], and the offices where the Additional Originator keeps all of its records and Related Security are as follows:

Exhibit B- 1

Section 4. Miscellaneous. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO)). This Agreement is executed by the Additional Originator for the benefit of the Company and its assigns, and each of the foregoing parties may rely hereon. This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns

[SIGNATURE PAGES FOLLOW]

Exhibit B- 2

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL ORIGINATOR]

By:

Name:
Title:

Consented to:

TXU ENERGY RECEIVABLES COMPANY LLC

By:
Name:
Title:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrator

By:
Name:
Title:

TXU ENERGY RETAIL COMPANY LLC, as Servicer

By:
Name:
Title:

Exhibit B- 3